Exhibit 99.1
NEWS RELEASE
FOR RELEASE: 7:00 am Eastern Time, April 30, 2007
Oilsands Quest announces classification as a Regulation S-K Filer
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) announces that, for the fiscal year beginning on May 1, 2007, the company will no longer be considered a small business issuer as defined by the Securities and Exchange Commission (SEC). For periods ending after May 1, 2007, the company will be required to file annual and quarterly reports on Forms 10-K and 10-Q in accordance with Regulation S-K of the SEC rules.
In connection with the loss of Oilsands Quest’s small business issuer status, the company will be subject to additional corporate governance requirements of the American Stock Exchange (Amex). Section 802 of the Amex Company Guide requires that non-small business issuers have a majority of independent directors. Oilsands Quest currently has an equal number of independent and non-independent directors.
To ensure full compliance with the Amex rules and pending the addition of one or more independent directors, the Board has accepted the resignation of Mr. W. Scott Thompson, a non-independent director of the company, effective May 1, 2007. As a result of Mr. Thompson’s resignation, the company will have a majority of independent directors.
T. Murray Wilson, Executive Chairman of Oilsands Quest said, “Scott Thompson is a top-notch director and valued advisor to the company, and we appreciate his cooperation in taking this step. We are very pleased that he has agreed to continue to work closely as an advisor to the company during this interim phase, and our current expectation is that he will rejoin the Board as soon as circumstances permit. We look forward to continuing to have the benefits of Scott’s experience and counsel.”
Oilsands Quest Inc. is involved in oil sands exploration focused primarily on its oil sands exploration permits in Saskatchewan and Alberta. The company has initiated pre-commercialization studies for its Axe Lake Discovery, placing it at the forefront of the development of an oil sands industry in the province of Saskatchewan.
Forward-Looking Information
Except for statements of historical fact relating to Oilsands Quest Inc., this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information in this news release is characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest’s control. Oilsands Quest undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhausting. Readers should refer to Oilsands Quest’s current annual report on Form 10KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free: 1-800-299-7823. Office: 403-232-6251. Email: irinfo@hedlinlauder.com
Institutional investors, contact The Buick Group
Toll Free: 1-877-748-0914. Office: 416-915-0915. Email: jbuick@buickgroup.com